                                                                 Rule 424(b)(1)
                                                     Registration No. 333-75343


                                1,561,051 SHARES

                                INFONAUTICS, INC.

                              CLASS A COMMON STOCK


                              -------------------



        RGC International Investors is offering for sale all 1,561,051 shares of our common stock under this prospectus.



        The common stock is listed on the Nasdaq SmallCap Market under the symbol "INFO." On June 10, 1999, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $5.375 a share.


SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISKS TO CONSIDER BEFORE PURCHASING OUR COMMON STOCK.



                              -------------------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful of complete. Any representation to the contrary is a criminal offense.


                              -------------------


                 The date of this prospectus is June 10, 1999.

                                TABLE OF CONTENTS




                                                                            Page
                                                                            ----


Infonautics.................................................................  2
Incorporation of Documents by Reference.....................................  3
Risk Factors................................................................  3
Disclosure Regarding Forward-Looking Statements............................. 15
Use of Proceeds............................................................. 15
Selling Shareholder......................................................... 15
Plan of Distribution........................................................ 17
Legal Opinion............................................................... 18
Experts..................................................................... 18
Where You Can Find More Information......................................... 19




                                   INFONAUTICS

OVERVIEW

        We are an Internet information company that provides content-rich research and reference services to schools, libraries, individuals and businesses. Our subscription-based Electric Library service combines content from magazines, newspapers, books, wire services, television and radio transcripts, photo archives and maps. Electric Library is marketed to educational institutions, such as schools and libraries, and to individuals over the Internet and through online services.

        Company Sleuth is an advertising and sponsorship supported service that is currently provided free to the user over the Internet. Company Sleuth aggregates free content from selected World Wide Web sites, and provides e-mail notification of new information posted to these Web sites on specific public companies. The content on the site is drawn from a variety of sources, and includes information on new patents, Internet domain name registrations, stock prices, insider trading activity, Securities and Exchange Commission filings and news reports.

        Our e-commerce online publishing services, formerly referred to as content management and custom archive services, make use of our technology, systems-operation and customer-care functions to provide e-commerce archive services to publishers who wish to make their content available, for a fee, on the Internet.

        We were incorporated in November 1992 and our principal executive offices are at 900 West Valley Road, Suite 1000, Wayne, Pennsylvania 19087.

                     INCORPORATION OF DOCUMENTS BY REFERENCE


        We refer you to the following documents which we filed with the SEC and incorporate by reference into this prospectus:

              (a) Our annual report on Form 10-K for the fiscal year ended
                  December 31, 1998.

              (b) Our quarterly report on Form 10-Q for the period ended
                  March 31, 1999.

              (c) Our current report on Form 8-K dated June 1, 1999.



              (d) The description of our common stock, no par value, set forth in our registration statement on Form 8-A filed on April 23, 1996, including any amendment or report filed for the purpose of updating this description.


        We also incorporate by reference all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act while this registration statement is effective. Any statement contained or incorporated is superseded by any subsequently filed document that constitutes a part of this prospectus.

        Upon request, we will provide to you a copy of any or all documents which were incorporated into this prospectus by reference. You should direct written or oral requests for copies to Robert Wright, Manager, Investor Relations, Infonautics, Inc., 900 West Valley Road, Suite 1000, Wayne, Pennsylvania 19087 (telephone number (610) 971-8840).


                                  RISK FACTORS

RISK FACTORS

        YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

        We can not assure you that we will ever be profitable. If we are not profitable, the value of your shares may decrease. Since our founding in 1992, we have had a history of losses and have had a negative cash flow. As of December 31, 1998, we experienced cumulative net losses of about $60.1 million, with net losses of about $13.8 million, $17.4 million and $17.4 million, respectively, for each of the years ended December 31, 1996, December 31, 1997 and December 31, 1998. We anticipate that we will continue to incur substantial operating losses for the foreseeable future.

WE HAVE A LIMITED OPERATING HISTORY WHICH OFFERS LITTLE INFORMATION TO EVALUATE US AND OUR LONG TERM PROSPECTS.



        If we do not successfully address the risks and difficulties that companies like ours with little operating history encounter, then our business may not grow and our revenues may decline. Our success depends upon our ability to address those risks successfully, which include, among other things:

        - whether we can continue to expand marketing and distribution for our services to support an increasing customer base;

        - whether we can retain and attract talented employees, to support and market our existing services and develop and market new services, and management to execute our strategy, and;

        - whether we can respond quickly and effectively to competitive and technological changes.



AS WE OPERATE IN A NEW AND DEVELOPING MARKET OF PROVIDING ELECTRONIC INFORMATION, THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT GROW FAST ENOUGH AND OUR PROFITABILITY WILL BE IMPAIRED.



        We depend on revenues derived from our services such as Electric Library and we may not receive these revenues if we do not continue to develop a market for these products with educational institutions and individual consumers. Specifically, we currently derive revenues from our fee based products, which includes Electric Library and our e-commerce online publishing services. Our Electric Library customers include schools and libraries in the education market in the United States and our e-commerce online publishing services including publishers and content creators. We may not receive revenues from our fee based products if we do not continue to develop a market for these products with educational institutions, individual consumer and publishers. We also have launched services which are free to the user. Our free services, which include Company Sleuth, are intended to be advertising supported. Our ability to earn significant revenues from our free services will depend in part on their acceptance by a substantial number of subscribers in order to attract advertising revenues. Furthermore, if we develop these markets slower than expected, our financial growth and profitability will be impaired.



WE MAY NEED ADDITIONAL FINANCING, THE TERMS OF WHICH COULD INCREASE OUR INTEREST EXPENSE OR DILUTE YOUR SHAREHOLDINGS.



        If we need to obtain additional financing, it could increase our interest expense or dilute your shareholdings. If additional financing is unavailable when we need it, our ability to operate will be impaired. At March 31, 1999, we had $3,143,000 in cash and $4,956,000 in working capital deficit. We anticipate that we will have enough cash and cash generated by operations and utilization of an accounts receivable purchase line to continue operating for at least the next 12 months. If we do need more money, we may be able to obtain it through additional equity financing, but this may result in possibly significant dilution to existing shareholders. If we raise additional funds through a debt financing, we will incur interest charges and will likely become subject to restrictions on our operations and finances.

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE BY THE CONVERSION OF OUR OUTSTANDING DEBENTURE AND EXERCISE OF OUR OUTSTANDING WARRANTS.


        Your holdings may be diluted in the future by conversion of our debenture or the exercise of outstanding warrants. As of June 2, 1999, $3,000,000 principal amount of a debenture was outstanding. The debenture is convertible into shares of common stock at a conversion price equal to $4.13. This conversion price does not fluctuate with the market price of the common stock but is subject to adjustment from time to time in the event that, among other things, we issue shares of common stock, options, warrants or other convertible securities at less than market price. If fully converted on June 2, 1999, the debenture would be convertible into 726,392 shares of common stock, but this number of shares could prove to be substantially greater in the event that the conversion price is adjusted as described above. In addition, as of June 2, 1999, the following warrants were outstanding:


        - a warrant to purchase 522,449 shares of common stock issued to the purchaser of the debenture at an exercise price of $5.97; this conversion price does not fluctuate with the market price of the common stock but is subject to adjustment from time to time pursuant to antidilution provisions similar to those described above; and

        - two warrants to purchase 100,000 shares each of common stock at exercise prices of $5.15 and $6.25 respectively.

Purchasers of common stock could therefore experience possibly substantial dilution of their investment upon conversion of the debenture and exercise of warrants. The shares of common stock into which the debenture may be converted and the warrant to purchase 522,449 shares of common stock may be exercised are being registered pursuant to this registration statement.

        In addition, although the selling shareholder is subject to a contractual restriction which prevents it from converting its holdings into more than 4.99% of our outstanding common stock, this restriction does not prevent the selling shareholder from converting and selling some of its holdings and then converting the rest of its holdings. In this way, the selling shareholder could sell more 4.99% of our outstanding common stock while never holding 4.99% at a time.

IF WE FAIL TO MEET THE LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET, WE MAY UNABLE TO SUSTAIN A TRADING MARKET FOR OUR STOCK WHICH WOULD AFFECT THE LIQUIDITY OF YOUR SHARES.


        If we do not continue to meet Nasdaq's listing requirements, our stock may be traded on the over-the-counter market. If our stock is traded on the over-the-counter market, our shareholders would have less liquidity. In addition, we would be less visible in the public markets. Effective January 5, 1999, our stock is traded on the Nasdaq SmallCap Market. We must maintain one of three financial standards to stay listed on the Nasdaq SmallCap Market. The only one of these financial standards we currently meet is the market capitalization requirement. If, however, our stock price falls below $3 a share and there is no change in the number of shares outstanding, we may no longer meet this requirement and may be unable to maintain our listing on the Nasdaq SmallCap Market. Since January 1, 1998, our stock price has varied from a high close of $8.81 to a low close of $1.25 per share.



THE COMPETITION WE FACE FROM THE OTHER PROVIDERS OF ELECTRONIC INFORMATION IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND BE SUCCESSFUL IN ATTRACTING AND RETAINING CUSTOMERS.



        Competition in our business of providing electronic information is intense. We may not be successful in attracting and retaining customers which would cause revenues to decline.



        There are many entities, EBSCO, Information Access Company, UMI, Encyclopaedia Britannica, Microsoft's Encarta Online Library and Northern Light, for example, both public and private, some with greater resources and name recognition, that are or may become competitors of ours. Many of these companies have substantially greater experience and larger existing customer bases than we do. Accordingly, our competitors may succeed in:


        -     responding more quickly to new or emerging technologies;

        -     responding more rapidly to changes in customer requirements;

        - devoting greater resources to the development, promotion and sale of their products or services than us; and

        - establishing relationships with content providers that have not entered into agreements with us.

        Competitors may succeed in developing services and products which are superior to ours and also may prove more successful in marketing their products or services to the same customers we intend to market our products or services to. Also, our competitors may be more successful in obtaining agreements with our content providers.

WE ARE DEPENDENT ON THIRD PARTY SITES AND SERVICES WHICH MAY NOT GENERATE THE ANTICIPATED NUMBER OF NEW CUSTOMERS EVEN THOUGH WE MUST MAKE SUBSTANTIAL PAYMENTS UNDER SOME OF OUR AGREEMENTS WITH THESE THIRD PARTIES.


        We are dependent on third party sites and services, including our Interactive Marketing Agreement with America Online, Inc. and our Wired Digital, Inc. agreement (for the HotBot search engine), which may not generate the anticipated number of new customers even though we must make substantial payments under some of these agreements. We have entered into these agreements with third parties in order to acquire new subscribers for our Electric Library service. Typically, these agreements provide our Electric Library service with promotion and placement on the third parties' web sites. These agreements usually require us to pay the third parties a fixed fee plus a variable fee based on the number of qualified users who enroll for our service. One or more of these agreements may not generate enough revenue to cover the associated costs, and a significant shortfall could affect our ability to make the required payments under these agreements. Additionally, one or more of these agreements may not be renewed. If they are not renewed, this could reduce our acquisition rate for new subscribers.


        In March 1998, we entered into a third party marketing agreement with American Online, commonly known as AOL, which is our principal third party marketing agreement. This is a multi-year, multi-million dollar marketing agreement pursuant to which we must pay $4 million to AOL for placement fees.
In March 1999, the agreement was amended to revise the placement fee payment schedule. Pursuant to the terms of the initial agreement, we were required to pay AOL $500,000 on a quarterly basis commencing in November 1998. The March 1999 amendment revised the payment schedule to provide that $223,333 be paid in March 1999 upon execution of the amendment, monthly payments of $223,333 beginning in April 1999 and ending in July 1999 and $500,000 due in August 1999, November 1999 and February 2000. AOL agreed to this amendment to help us meet our payment obligations under the agreement. If we do not meet the payment schedule under the agreement, AOL has the right to terminate this agreement after a 15-day cure period.



AS WE ARE DEPENDENT ON OUR CONTENT PROVIDERS, WE ARE VULNERABLE TO INCREASED CONTENT COSTS AND THE LOSS OF CONTENT ON OUR SERVICES.


        If we are unable to maintain reasonable royalty payment terms with our content providers, we may be unable to provide our services in a cost efficient manner. In addition, while fees payable to our content providers constitute a significant portion of our cost of revenues, we are not sure that the content providers will be satisfied with the revenue received through our arrangements. Nor are we sure that content providers will enter into prospective agreements with us. If we are required to increase the fees payable to our content providers, we may be unable to provide our services in a cost efficient manner.

        We have relationships with content providers that are fundamental to our goal of becoming a leading online reference service. These agreements contain limits on the use of the content, including, in some cases, limits in distribution channels or in geographic locations. In addition, either party generally may terminate these agreement upon:

        - breach of any material obligation, if the breach remains uncured within a specified number of days after written notice; or

        - a bankruptcy, insolvency or similar filing, if the filing is not withdrawn within a specified number of days.

Finally, the content providers may unilaterally terminate some of the agreements in the case of our failure to make certain minimum payments and other similar breaches.


IF WE ARE UNABLE TO LICENSE ADDITIONAL CONTENT ON A COST-EFFECTIVE BASIS, WE MAY BE UNABLE TO RETAIN OUR CURRENT CUSTOMERS AND ATTRACT NEW CUSTOMERS.

              Our future success also partially depends on our ability to license additional content on a cost-effective basis and to maintain our existing relationships with our content providers, which we may not be able to do. We are reducing our reliance on content aggregators and concurrently are contracting directly with publishers. As a result, from time to time, there may be changes in the number of publications available on our services which could impact customer satisfaction with our service. In addition, the combination of contracting directly with publishers and our overall effort to increase the content available under our Electric Library service will result in an increase in data preparation costs. If we are unable to license content at a reasonable cost, our ability to deliver an affordable service could be impaired which could cause us to lose current customers or attract new customers.



IF WE ARE UNABLE TO RETAIN ACCESS TO FREE OR LOW COST WEB-BASED CONTENT, THEN OUR ABILITY TO PROVIDE OUR FREE SERVICES IN A COST EFFICIENT MANNER WILL BE IMPAIRED.



             If we are not able to continue to access and provide Web-based content like we have been, our ability to provide low cost or free services will be impaired. For example, if we have to pay fees or develop technology in order to access and provide Web-based content, our costs will rise. If we are not able to access and provide Web-based content on favorable terms, our ability to deliver the Company Sleuth service and other Company Sleuth-type services for free will be impaired. We access and provide links to Web-based content in our Company Sleuth service and other Company Sleuth-type services. We access this content mainly by searching selected Web sites and then providing links to relevant content from Company Sleuth. Usually, we pay no fee, or a small fee, for accessing Web-based content in this manner. Our ability to continue to use Web-based content in this manner for free, or for small fees, is fundamental to our goal of providing free, or low cost, Internet-based products and services.




IF WE ARE UNABLE TO RETAIN OUR CUSTOMERS AFTER THEIR SUBSCRIPTION PERIOD HAS ENDED OR MAINTAIN THE PRICE OF OUR SERVICES, OUR REVENUES MAY DECLINE.



        If our retention and renewal rates or pricing decreases significantly, our revenues may decline. Our Electric Library marketing strategy and objectives depend in part on our ability to retain and renew customers, especially in the educational market, after their subscription period has ended. In the educational market, renewals depend on many factors. These include the funding available for educational customers to license services like Electric Library and the availability of competitive services. In the end-user market, industry experience indicates that a significant number of subscribers to our services will likely end their subscriptions over time, but tend to be replaced by new subscribers. Also, we may reduce the selling price of our online reference services due to factors such as increased competition or loss of customers.



WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS WHICH WOULD CAUSE INTERRUPTIONS IN THE SERVICES WE PROVIDE TO OUR CUSTOMERS AND ULTIMATELY CAUSE US TO LOSE CUSTOMERS.

        Any delay or failure to the systems we use to deliver our services to customers would interfere with our customers' ability to access our online service. We have occasionally suffered failures of the computer hardware and software and telecommunications systems that we use to deliver our services to customers. These failures have caused interruptions in the services our customers receive from us. Also, the growth of our customer base, content base or both may strain the systems we use to deliver our service to customers to the point where the system may perform poorly or fail. We are also dependent on the ability to maintain our systems in effective working order and to protect it against damage from:

        -     fire;

        -     natural disaster;

        -     power loss;

        -     telecommunications failure; or

        -     similar events.

        All of the systems we use to deliver our services to customers (except for external telecommunications systems) are located at our headquarters facilities in Wayne, Pennsylvania. Although we maintain property insurance, claims could exceed the coverage obtained.

        We, along with our customers, test and perform quality assurance efforts in connection with our services. We may, however, find errors in our services or our service upgrades that could result in:

        -     loss of or delay in market acceptance and sales;

        -     diversion of development resources;

        -     injury to our reputation; or

        -     increased service and support costs.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY RESULT IN A FAILURE TO MEET ANALYSTS' AND INVESTORS' EXPECTATIONS, CAUSING OUR SHARE PRICE TO DECLINE OR FLUCTUATE WIDELY.

        Our share price may decline or fluctuate widely as a result of fluctuations in our quarterly operating results and the corresponding failure to meet analysts' and investors' expectations.

        We expect to experience significant fluctuations in future quarterly operating results that may be caused by:

        - introduction or enhancement of services and products by us and our competitors;

        -     market acceptance of new services, such as Company Sleuth;

        -     the mix of distribution channels through which services are sold;

        - seasonality of the online services and the educational markets we market to; and

        -     general economic conditions.

As a result, we believe that comparing our quarterly results will not necessarily be informative and is not an indication of future performance.

IF WE FAIL TO PROTECT OUR PROPRIETARY RIGHTS OR IF WE INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.



        Our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. Our success depends on proprietary software technology and software developed by us and licensed from third parties. We have decreased our dependence on and have some alternatives to third party technology and software. There is a risk that the remaining licensees will take actions that materially adversely affect the value of our proprietary rights or reputation.


        We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights. We may also incur substantial costs in asserting our intellectual property rights against others. In order to establish and protect our proprietary rights in our services, we rely on patents, trademarks, copyrights and trade secrets. We also routinely enter into confidentiality and non-disclosure agreements with our employees, consultants, advisors and partners. However, these parties may not honor these agreements. Further, we may not successfully protect our rights to unpatented trade secrets, know-how and confidential information. Others may also independently develop substantially equivalent or even superior proprietary information and techniques, or otherwise gain access to our trade secrets, know-how and confidential information. While we believe that our services and the proprietary rights developed or licensed to us do not infringe on the rights or others, we cannot be sure that others will not bring an infringement claim against us or those licensing information to us. Any patents we now hold, or any patents that may issue from patent applications we file, may not be broad enough to protect what we believe are our proprietary rights. Also, any current or future patents may not give us any competitive advantages. The U.S. Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or patent applications.


        Laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. As the nature of online services and the Internet is global, we cannot control the ultimate destination of our services. As policing the unauthorized use of our technology and proprietary rights is often difficult and expensive anywhere in the world, we can not be sure our proprietary rights will be honored.



RAPID TECHNOLOGY CHANGE MAY RENDER OUR SERVICES NONCOMPETITIVE OR OBSOLETE.


        If we are not able to successfully respond to the rapid technological change of the Internet, we may not be able to compete effectively. The Internet may not continue to expand as quickly as needed to continue to be a viable commercial marketplace because of factors that may inhibit its ability to handle increased levels of activity, such as:

        - inadequate development of the necessary infrastructure (i.e., a reliable network backbone);

        - delayed development of complementary products and technologies (i.e., high speed modems and security procedures for financial transactions); and

        - delays in the development or adoption of new standards and protocols (i.e., the next-generation Internet protocol).

        The introduction of new technologies and the emergence of new industry standards and practices can render our existing products and services obsolete and unmarketable. Additionally, it could require us to make significant unanticipated investments in research and development. We are dependent, in part, on our ability to keep pace with:

        -      the latest technologies and technological development;

        -      changing customer requirements; and

        -      frequent new product introductions.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL, WHO WE MAY BE UNABLE TO RETAIN, AND OUR ABILITY TO RECRUIT ENOUGH QUALIFIED PERSONNEL TO MEET OUR HIRING NEEDS.

        The loss of the services of existing personnel, as well as the failure to recruit additional key technical, managerial and sales personnel in a timely manner, would be detrimental to our business. Furthermore, we may incur substantial expenses in connection with hiring and retaining employees. We are highly dependent on the performance of our executive officers and key employees. Some of our officers and all of our other employees have not entered into employment agreements with us. There is intense competition for qualified personnel. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business and manage growth effectively.

WE ARE DEPENDENT ON EXCALIBUR TECHNOLOGIES CORPORATION FOR THE BASIC SEARCH SOFTWARE WE USE. IF WE ARE UNABLE TO MAINTAIN THIS RELATIONSHIP OR ENTER INTO ANOTHER RELATIONSHIP ON SIMILAR TERMS, THEN OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS WILL SUFFER.

        If we are unable to find replacement suppliers that could offer us comparable software on similar terms, we may be unable to provide services to our customers. Excalibur Technologies Corporation licenses to us components of the basic search software we use. Excalibur may not continue to support or maintain the software adequately and may terminate the arrangement with us. Our agreement with Excalibur terminates January 31, 2010. It may be terminated earlier by either party upon breach of any material obligation, after a notice period. We believe, however, that we could find replacement suppliers to provide us with comparable software within a reasonable time frame if Excalibur became unable to adequately supply the software to us.

WE MAY BE SUBJECT TO GOVERNMENT REGULATION AND LEGAL LIABILITIES WHICH MAY BE COSTLY AND MAY INTERFERE WITH OUR ABILITY TO CONDUCT BUSINESS.

U.S. GOVERNMENT REGULATION



        If we become subject to claims that we have violated U.S. or foreign laws, we may have to spend a significant amount of time and money defending these claims. Moreover, new laws may be enacted that impose restrictions on our ability to follow current business practices or increase our costs of doing business. Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. These laws and regulations could expose us to substantial liability.


        We are not subject to direct regulation by any U.S. government agency other than the laws and regulations applicable to businesses generally. Also, there are few laws or regulations directly applicable to access to or commerce on the Internet. We believe such laws and regulation do not seriously affect our operations and that we are in compliance currently with such laws. Governments may adopt laws or regulation in the future with respect to commercial online services and the Internet, which may cover issues such as:

        -      user privacy;

        -      pricing;

        -      taxation; and

        -      the characteristics and quality of products and services.

        For example, provisions of the Communications Decency Act of 1996 may apply to us. Although portions of the Communications Decency Act were struck down as unconstitutional by the U.S. Supreme Court, other portions of it remain in effect. We do not know the manner in which the remaining portions of the Communications Decency Act will be enforced or its effect on our operation. It is possible that the Communications Decency Act (or a successor to it) will expose us to substantial liability. This Act or other laws and regulations enacted within the United States or outside could decrease the growth of commercial online services and Internet content and activity. This could decrease the demand for our services while increasing our cost of doing business.

UNLIMITED TERRITORIAL NATURE OF THE INTERNET

        Although transmission of our services primarily originates in Pennsylvania, the Web is global in nature. Therefore, governments of other states and foreign countries might try to regulate our transmissions or prosecute us for violations of their laws. We may incur substantial costs in responding to charges of violations of local laws by state or foreign governments. Moreover, existing United States and foreign laws and regulations could expose us to substantial liability in areas such as:

        -      intellectual property ownership;

        -      defamation;

        -      personal privacy;

        -      obscenity; and

        -      export restrictions.

        In such case, our content providers, other licensors or insurance may not indemnify us. For example, governmental entities or private parties may sue us for:

        -      copyright or trademark infringement;

        -      defamation;

        -      negligence; or

        - theories based on the nature and content of the materials we made available.

POTENTIAL INADEQUACY OF INSURANCE



        Although we maintain general liability insurance, claims could exceed the coverage obtained or could not be covered by our insurance. In addition, we obtain representations from our publishers and content providers as to the ownership of licensed informational content and obtain indemnification to cover any breach of these representations. We still may not receive accurate representations or adequate compensation for any breach of such representations. We may have to pay a substantial amount of money for claims which are not covered by indemnification.



OUR COMPUTER SYSTEMS AND THOSE OF OUR KEY SUPPLIERS AND SERVICE PROVIDERS MAY NOT BE YEAR 2000 COMPLIANT WHICH MAY CAUSE SYSTEM FAILURES AND DISRUPTIONS OF OUR OPERATIONS.

        Our service may be disrupted because of Year 2000 issues. The Year 2000 issue could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities which may materially adversely affect us. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



        We do not believe that we have material exposure to the Year 2000 issue with respect to our information systems since our existing systems correctly define the Year 2000. However, we are currently conducting an analysis to determine the extent to which others have Year 2000 issues. These include our major suppliers' systems (insofar as they relate to our business), including the systems of credit card processors, telecommunications providers, and we are currently unable to predict the extent to which the Year 2000 issue will affect our suppliers, or the extent to which we would be vulnerable to our suppliers' failure to remediate any Year 2000 issues on a timely basis. We would be negatively affected by the failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with our systems. In addition, most of our customers pay with credit cards, and our revenues may decrease to the extent our customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.





IF WE ARE NOT ABLE TO LOCALIZE OR MARKET OUR SERVICES FOR THE INTERNATIONAL MARKET, OUR ABILITY TO RETAIN AND ATTRACT CUSTOMERS WILL BE IMPAIRED.



        We may not be able to localize or market our services internationally in all cases and the costs for doing so may be significant. Our revenues from international activities may not be enough to cover our costs for doing business internationally and we may face new and existing competitors internationally. We are seeking to license our services internationally in order to increase our growth and markets. Our success in the international market may depend, in part, on our ability to create localized versions of our services and market them internationally.

        We do not have significant experience in localizing and marketing our services internationally. We are also subject to many difficulties inherent in doing business internationally, such as:

         -    compliance with regulatory requirements;

         -    export restrictions;

         - export controls relating to technology, tariffs and other trade barriers;

         -    protection of intellectual property rights;

         -    difficulties in staffing and managing international operations;

         -    longer payment cycles;

         -    problems in collecting accounts receivable;

         -    political instability;

         -    fluctuations in currency exchange rates; and

         -    potentially adverse tax consequences.

OUR STOCK PRICE MAY VARY SIGNIFICANTLY WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES WHEN YOU WANT TO AT PRICES YOU FIND ATTRACTIVE.

        If our stock price continues to vary significantly, the price of our common stock may decrease in the future regardless of our operating performance. Additionally, you may be unable to resell your shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. There may be several factors contributing to this behavior, including:

         -    actual or anticipated variations in quarterly operating results;

         - announcements of new technologies or new services by us or our competitors;

         - changes in financial estimates and recommendations by securities analysts;

         - the operating and stock price performance of other companies that investors may view as comparable to us; and

         -    news relating to trends in our markets.

        The stock market in general, and the market for Internet-related companies, including ours, in particular, have experienced extreme volatility. This volatility often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may cause the price of our stock to drop, regardless of our performance.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus contains, or has incorporated by reference, forward-looking statements within the meaning of the federal securities laws. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including changes in technology and customer demand for our product and increases in competition. You should also consider carefully the statements under "Risk Factors" which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We disclaim any obligation or intent to update any such factors or forward-looking statement to reflect future events or developments.


                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by RGC International and are paying all expenses in connection with this registration statement. We are registering these shares of common stock held by RGC International to fulfill our contractual obligations to RGC International. Some of the shares of common stock are issuable in the future on the exercise of the outstanding warrant. We will receive the exercise price paid by RGC International on the exercise of the outstanding warrant.


                               SELLING SHAREHOLDER

        Based on information provided to us by RGC International Investors, the table below sets forth information with respect to the common stock beneficially owned by RGC International as of the date of this prospectus. As RGC International can offer all, some or none of its shares of common stock, no definitive estimate can be made as to the number of shares RGC International will hold after this offering. Therefore, we have prepared the table below on the assumption that all shares offered under this prospectus will be sold by RGC International. To our knowledge, RGC International has sole voting and investment power over the shares of common stock listed in the table below. In addition, to our knowledge, RGC International has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.



    Beneficial Ownership              Number of Shares        Beneficial Ownership
      of Common Stock                 to be Sold Under          of Common Stock
    Prior to the Offering             This Prospectus            After Offering
    ---------------------             ----------------        --------------------


                      Number       Percent                  Number      Percent
    Name             of Shares    of Class                 of Shares    of Class
    ----             ---------    --------                 ---------    --------
RGC International    1,561,051        11.9    1,561,051            0           0
Investors




        RGC International is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steven Katznelson own all of the outstanding capital stock of RGC General Partner Corp. and are parties to a shareholders agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., these individuals control Rose Glen Capital Management, L.P. These individuals disclaim beneficial ownership of our common stock owned by RGC International that consists of an estimated 907,990 shares issuable upon conversion of the debenture and an estimated 653,061 shares issuable upon exercise of the warrant which is 1.25 times the number of shares which are currently issuable upon conversion of the debenture and exercise of the warrant. This number is a good faith estimate of the maximum number of shares we may issue upon conversion of the debenture and exercise of the warrant. The debenture and the warrant contain provisions which limit the number of shares of common stock into which the debenture is convertible and the warrant is exercisable. Under these provisions, the number of shares of common stock into which the debenture is convertible and the warrant is exercisable on any given date (together with any additional shares of common stock held by RGC International) will not exceed 4.99% of our then outstanding common stock. RGC International could, however, sell more than 4.99% of our then outstanding common stock by first converting and selling some of its holdings and then converting and selling more of its holdings for a total in excess of 4.99% of our then outstanding common stock.


        We issued a 7% convertible debenture that is convertible into 726,392 shares of our common stock based on a fixed conversion price of $4.13 a share and a warrant which gives RGC International the right to purchase 522,449 shares of our common stock at an exercise price of $5.97 a share. However, the conversion price of the debenture and the exercise price of the warrant does not fluctuate with the market price of our common stock but may be adjusted in the following circumstances:

         - if we issue any shares of our common stock for no consideration or for a price less than the market price on the date of issuance;

         - if we issue warrants, rights or options at an exercise price that is less than the market price on the date of issuance; or

         -    if we split or subdivide our common stock.

The warrant expires on February 11, 2004. The debenture, if not converted, matures on August 11, 2000.

        In connection with the issuance of the debenture and warrant, we entered into a Security Purchase Agreement and a Registration Rights Agreement with RGC International. Under these agreements, we:

         - promised to register all 1,561,051 share of our common stock offered by this prospectus;

         - promised to use the proceeds from the sale of the debenture and warrant for working capital and general corporate purposes;

         - agreed to restrictions on our ability to obtain additional equity financing;

         - agreed to pay penalties to RGC International in the event this registration statement is not declared effective by June 11, 1999;

         - agreed to pay penalties to RGC International in the event our common stock is delisted; and

         - granted RGC International piggy-back registration rights for its shares of our common stock in the event we fail to obtain or maintain effectiveness of the registration statement underlying this prospectus.

                              PLAN OF DISTRIBUTION

        We are registering the shares of common stock to fulfill our obligations under an agreement with RGC International Investors. The registration of the shares of common stock does not necessarily mean that any of the shares will be offered or sold by RGC International under this prospectus.

        RGC International and its pledgees, donees, transferees or other successors in interest may offer its shares at various times in one or more of the following transactions:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         - face-to-face transactions between RGC International and purchasers without a broker-dealer.

        In effecting sales, brokers or dealers engaged by RGC International may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from RGC International in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this prospectus may also be sold under Rule 144 rather than pursuant to this prospectus. RGC International has the sole discretion not to accept any offer to purchase shares or make any sale of shares if it concludes the purchase price is inadequate.

        RGC International, alternatively, may sell the shares offered under this prospectus through our underwriter. RGC International has not entered into any agreement with a prospectus underwriter. We can not guarantee that this type of agreement will not be entered into. If RGC International entered into this type of agreement, we will supplement or revise this prospectus.

        Upon being notified by RGC International that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

         -    the name of each broker or dealer;

         -    the number of shares involved;

         -    the price at which the shares were sold;

         - the commissions paid or discounts or concessions allowed to the broker(s) or dealer(s), where applicable;

         - that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         -    other facts material to the transaction.

        RGC International and any other persons participating in the sale or distribution of the shares of common stock will be subject to the relevant provisions of the Exchange Act. These provisions may limit the timing of purchases and sales of any of the shares by RGC International or any other person.

        We will indemnify RGC International, or its transferees or assignees, against some liabilities, including liabilities under the Securities Act, or to contribute to payments RGC International or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

        We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any), of counsel or other advisers to RGC International. RGC International will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares.


                                  LEGAL OPINION

        Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania will opine as to the legality of the common stock offered under this prospectus.


                                     EXPERTS


        The consolidated financial statements and consolidated financial statement schedule incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the Securities and Exchange Commission. You can read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; Midwest Regional office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain copies of such material at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You can obtain information about the SEC's Public Reference Room at 1-800-SEC-0330. In addition, we file this material electronically with the SEC, and the SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies (including us) that file electronically with the SEC. Our common stock is listed on the Nasdaq SmallCap Market and our reports, proxy statements and other information can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed with the SEC a registration statement on Form S-3, with respect to our common stock. For further information with respect to us and the shares, we refer you to that registration statement and its exhibits. Statements made in this prospectus regarding the contents of any contract or other documents are not necessarily complete. You should read the actual documents which are exhibits to the registration statement in their entirety.


-----------------------------------          -----------------------------------
-----------------------------------          -----------------------------------


We have not authorized anyone to                       1,561,051 SHARES
provide you with information that
is different from what is contained
in this prospectus.  We are not
offering shares of our common
stock in any jurisdiction where
the offer is not permitted.  The                       INFONAUTICS, INC.
information contained in this
prospectus may not be correct at
any time after its date.


        ---------------


                                                             CLASS A
                                                          COMMON STOCK








                                                        ---------------

                                                          PROSPECTUS

                                                        ---------------







                                                         June 10, 1999








-----------------------------------          -----------------------------------
-----------------------------------          -----------------------------------
